Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CIRCOR International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-91229 and No. 333-125237) and Form S-3 (No. 333-85912) of CIRCOR International, Inc. of our reports dated February 27, 2006, with respect to the consolidated balance sheets of CIRCOR International, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of CIRCOR International, Inc.

Our report dated February 27, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that CIRCOR International, Inc. acquired Loud Engineering & Manufacturing, Inc. (“Loud”) and Industria S. A. (“Industria”) during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, Loud’s and Industria’s internal control over financial reporting associated with aggregate total assets of $54,853,000 and aggregate total revenues of $22,781,000 included in the consolidated financial statements of CIRCOR International, Inc. as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of CIRCOR International, Inc. also excluded an evaluation of the internal control over financial reporting of Loud and Industria.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2006